As filed with the Securities and Exchange Commission on June 6, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
IKON OFFICE SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

OHIO	23-0334400

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

70 Valley Stream Parkway, Malvern, PA	19355

(Address of Principal Executive Offices)	(Zip Code)

IKON OFFICE SOLUTIONS, INC.
2006 OMNIBUS EQUITY COMPENSATION PLAN

Mark A. Hershey
Senior Vice President, General Counsel and Secretary
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355
(Name and address of agent for service)
(610) 296-8000

(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
	Amount to be	maximum offering	aggregate offering	Amount of
Title of securities to be registered	registered	price per unit (3)	price (3)	registration fee
Common Stock, without par value (1)	11,931,242 (1)(2)	$12.98	$154,867,521.16	$16,570.82
	1,000	$2.375	$2,375	$ .25
	615,169	$2.50	$1,537,922.50	$164.56
	13,200	$2.8125	$37,125	$3.97
	157,792	$3.225	$508,879.20	$54.45
	49,500	$4.30	$212,850	$22.78
	28,000	$4.5625	$127,750	$13.67
	125,536	$4.7344	$594,337.64	$63.59
	17,000	$5.39	$91,630	$9.80
	508,991	$5.9375	$3,022,134.06	$323.37
	800	$6.125	$4,900	$ .52
	49,500	$6.3125	$312,468.75	$33.43
	2,000	$6.65	$13,300	$1.42
	10,631	$7.05	$74,948.55	$8.02
	84,777	$7.16	$607,003.32	$64.95
	851,782	$7.75	$6,601,310.50	$706.34
	6,431	$8.20	$52,734.20	$5.64
	28,333	$8.30	$235,163.90	$25.16
	9,333	$8.50	$79,330.50	$8.49
	7,331	$8.95	$65,612.45	$7.02
	300,000	$9.05	$2,715,000	$290.51
	1,400	$9.125	$12,775	$1.37
	35,896	$9.15	$328,448.40	$35.14
	14,438	$9.765	$140,987.07	$15.09
	25,000	$9.86	$246,500	$26.38
	40,000	$10.09	$403,600	$43.19
	40,000	$10.14	$405,600	$43.40
	12,600	$10.49	$132,174	$14.14
	74,310	$10.52	$781,741.20	$83.65
	30,000	$10.55	$316,500	$33.87
	62,500	$10.60	$662,500	$70.89
	1,479,638	$10.79	$15,965,294.02	$1,708.29
	1,141,456	$10.83	$12,361,968.48	$1,322.73
	1,183,526	$10.99	$13,006,950.74	$1,391.74
	64,273	$11.22	$721,143.06	$77.16
	1,113,192	$11.45	$12,746,048.40	$1,363.83
	5,400	$11.52	$62,208	$6.66
	51,831	$12.86	$666,546.66	$71.32
	3,334	$12.88	$42,941.92	$4.60
	25,000	$12.98	$324,500	$34.72
	16,331	$13.02	$212,629.62	$22.75
	3,000	$13.03	$39,090	$4.18
Total	20,221,473			$24,753.86 (4)

(1)	Includes associated preferred share purchase rights. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of shares as may be issued pursuant to stock splits, stock dividends or equity recapitalizations.

(2)	As of February 22, 2006, five of the registrant’s equity compensation plans have been merged into the IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan (the “2006 Omnibus Plan”): the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan (the “2003 Employee Plan”); the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Plan (the “2003 Directors’ Plan”); the 2000 IKON Office Solutions, Inc. Employee Stock Option Plan (the “2000 Plan”); the 2000 IKON Office Solutions, Inc. Executive Incentive Plan (the “2000 Executive Plan”); and the 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (“2000 Directors’ Plan” and, collectively, the “Prior Plans”). The number of shares of common stock that may be issued under the 2006 Omnibus Plan is the sum of (i) 8,000,000 shares and (ii) the number of shares of common stock attributable to outstanding grants under the Prior Plans as of February 22, 2006, as well as shares of common stock reserved for issuance under the Prior Plans, other than previously exercised options or vested awards, as of February 22, 2006, which include: 4,948,680 shares from the 2003 Employee Plan; 989,012 shares from the 2003 Directors’ Plan; 4,586,517 shares from the 2000 Plan; 884,833 from the 2000 Executive Plan; and 812,431 shares from the 2000 Directors’ Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. Of the 20,221,473 shares being registered, 11,931,242 shares relate to shares not subject to outstanding awards or to shares subject to unvested awards, which portion of the fee is calculated based upon the average of the high and low sales prices of the registrant’s common stock as reported on the New York Stock Exchange on June 1, 2006, and 8,290,231 shares relate to shares subject to options, which portion of the fee is calculated based upon the actual exercise price of each option.

(4)	Pursuant to Rule 457(p) of the Securities Act, this fee is offset by $3,578.68 of the registration fee paid in connection with the registrant’s Registration Statement on Form S-8 (Registration No. 333-108666) filed with the SEC on September 10, 2003 covering 5,937,692 shares of common stock that were not issued under such registration statement and $9,517.02 of the registration fee paid in connection with the registrant’s Registration Statement on Form S-8 (Registration No. 333-69638) filed with the SEC on September 19, 2001 covering 4,586,517 shares of common stock that were not issued under such registration statement. Post-effective amendments deregistering such shares are being filed concurrently with the filing of this registration statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     IKON Office Solutions, Inc. (the “Company”) is filing this registration statement on Form S-8 (this “Registration Statement”) in connection with registering 20,221,473 shares of the Company’s common stock, without par value (the “Common Stock”) available for future issuance under the IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan (the “2006 Omnibus Plan”) in accordance with the terms of the 2006 Omnibus Plan.
     On February 22, 2006, the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan (the “2003 Employee Plan”), the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Plan (the “2003 Directors’ Plan”), the 2000 IKON Office Solutions, Inc. Employee Stock Option Plan (the 2000 Plan”), the 2000 IKON Office Solutions, Inc. Executive Incentive Plan (the “2000 Executive Plan”) and the 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2000 Directors’ Plan” and, collectively, the “Prior Plans”) were merged into the 2006 Omnibus Plan. The number of shares of common stock that may be issued under the 2006 Omnibus Plan is the sum of (i) 8,000,000 shares and (ii) the number of shares of common stock attributable to outstanding grants under the Prior Plans as of February 22, 2006, as well as shares of common stock reserved for issuance under the Prior Plans, other than previously exercised options or vested awards, as of February 22, 2006. The number of shares of common stock transferred from each of the Prior Plans to the 2006 Omnibus Plan is as follows: 4,948,680 shares from the 2003 Employee Plan; 989,012 shares from the 2003 Directors’ Plan; 4,586,517 shares from the 2000 Plan; 884,833 from the 2000 Executive Plan; and 812,431 shares from the 2000 Directors’ Plan. Outstanding grants under the Prior Plans will continue to be governed according to their terms in effect on February 22, 2006, and the shares with respect to such grants under the Prior Plans will be issued or transferred under the 2006 Omnibus Plan.
     A prospectus setting forth the information required by Part I of Form S-8 with respect to the 2006 Omnibus Plan will be sent or given to participants under the 2006 Omnibus Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
     The prospectus is not being filed with the Commission, but it constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     The documents incorporated by reference in Item 3 of Part II of this Registration Statement are also incorporated by reference in the Section 10(a) prospectus relating to this Registration Statement. The foregoing documents and all other documents required to be delivered pursuant to Rule 428(b) promulgated under the Securities Act are available without charge, upon written or oral request, to IKON Office Solutions, Inc., Attn: Legal Department, 70 Valley Stream Parkway, Malvern, PA 19355, telephone number (610) 296-8000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Commission are incorporated by reference in this Registration Statement:
     (a) The Company’s annual report on Form 10-K for the fiscal year ended September 30, 2005;
     (b) The Company’s quarterly reports on Form 10-Q for the quarters ended on December 31, 2005 and March 31, 2006;
     (c) The Company’s current reports on Form 8-K filed on October 26, 2005, November 22, 2005, February 23, 2006, February 27, 2006, March 2, 2006, March 15, 2005, April 7, 2006, May 1, 2006, May 17, 2006 and May 25, 2006;
     (d) Description of the Company’s preferred share purchase rights contained in the Company’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 20, 1995 (File No. 001-05964), including any amendment, statement or report filed updating such description; and
     (e) Description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on July 20, 1995 (File No. 001-05964), including any amendment, statement or report filed updating such description.
     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement (other than reports furnished pursuant to Items 2.02 or 7.01 of Form 8-K) and to be part of this Registration Statement from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus for the 2006 Omnibus Plan.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 1701.13 of the Ohio General Corporation Law (the “Ohio Law”) provides that the Company may indemnify persons who were or are a party, or are threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the

Company, by reason of such persons being or having been directors, officers or employees of the Company or serving or having served in such capacities or similar capacities at the Company’s request for other corporations or entities against expenses, such as, but not limited to, attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with such action, suit or proceeding; provided, however, that such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. The Ohio Law further provides that the Company may indemnify persons who were or are a party, or are threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, by reason of such persons being or having been directors, officers or employees of the Company or serving or having served in such capacities or similar capacities at the Company’s request for other corporations or entities against expenses, including attorney’s fees, actually and reasonably incurred by such persons in connection with such action or suit; provided, further, however, that such persons acted in good faith and in a manner such persons reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made if (i) such persons are finally adjudged to be liable for negligence or misconduct in the performance of a duty to the Company, unless specific court approval for such indemnification is obtained, or (ii) the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Law (relating to unlawful loans, dividends or distributions of assets). Pursuant to the Ohio Law, the Company has adopted, as part of its Code of Regulations, provisions whereby the Company shall indemnify such persons against expenses resulting from suits or other proceedings brought by third persons and against expenses resulting from actions or suits brought in the right of the Company. No indemnification against expenses is to be made, however, in respect of claims brought in the right of the Company where (i) such person is finally adjudged to be liable for negligence or misconduct in the performance of a duty to the Company, unless specific court approval for such indemnification is obtained, or (ii) the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Law (relating to unlawful loans, dividends or distributions of assets).
     As permitted by the Ohio Law, the Company has purchased liability insurance policies covering its directors and officers to provide protection where the law does not allow the Company to indemnify a director or officer. The policies also provide coverage for indemnifiable expenses, including expenses related to claims arising under the Employment Retirement Income Security Act against a director or officer based upon an alleged breach of fiduciary duty or other wrongful act with respect to an employee benefit plan.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
4.1	Amended and Restated Rights Agreement, dated as of July 18, 1997, between the Company and National City Bank, filed on July 18, 1997 as Exhibit 1 to the Company’s Current Report on Form 8-K, is incorporated herein by reference.

5.1	Opinion of Blank Rome LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     Provided, however, that: (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S–8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Malvern, Commonwealth of Pennsylvania, on this 6th day of June 2006.

IKON OFFICE SOLUTIONS, INC.
Date: June 6, 2006	By:	/s/ Robert F. Woods
		Name:	Robert F. Woods
		Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert F. Woods and Mark A. Hershey, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to enable IKON Office Solutions, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 6, 2006
/s/ Matthew J. Espe Matthew J. Espe

	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 6, 2006
/s/ Robert F. Woods Robert F. Woods

	Vice President and Controller (Principal Accounting Officer)	June 6, 2006
/s/ Theodore E. Strand Theodore E. Strand

	Director	June 6, 2006
/s/ Philip E. Cushing Philip E. Cushing

	Director	June 6, 2006
/s/ Thomas R. Gibson Thomas R. Gibson

	Director	June 6, 2006
/s/ Richard A. Jalkut Richard A. Jalkut

Signature	Title	Date

	Director	June 6, 2006
/s/ Arthur E. Johnson Arthur E. Johnson

	Director	June 6, 2006
/s/ Kurt M. Landgraf Kurt M. Landgraf

	Director	June 6, 2006
/s/ Gerald Luterman Gerald Luterman

	Director	June 6, 2006
/s/ William E. McCracken William E. McCracken

	Director	June 6, 2006
/s/ William L. Meddaugh William L. Meddaugh

	Director	June 6, 2006
/s/ Anthony P. Terracciano Anthony P. Terracciano